Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in this Post–Effective Amendment No. 263 to the Registration Statement on Form N–1A of Fidelity Advisor Series I: Fidelity Advisor Series Equity Growth Fund and Fidelity Advisor Series Small Cap Fund of our reports dated January 12, 2024; Fidelity Advisor Dividend Growth Fund and Fidelity Advisor Small Cap Fund of our reports dated January 16, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended November 30, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 19, 2024